Exhibit 23.1

Consent of Porter Keadle Moore, LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1 dated June 20, 2008) pertaining to the offering of Nontransferable Purchase Rights for up to 2,500,000 Shares of Series A Convertible Preferred Stock of WGNB Corp. of our report dated March 28, 2008 relating the audits of the consolidated financial statements of WGNB Corp. and subsidiary, which appear in the Annual Report (Form 10-K) of WGNB Corp. and subsidiary for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Porter Keadle Moore, LLP
Atlanta, Georgia
June 20, 2008